Exhibit (g)(9)

INVESTMENT ANALYTICS AGREEMENT

THIS INVESTMENT ANALYTICS AGREEMENT (this “Agreement”) is entered into as of August 1, 2014 (the “Effective Date”) by and between Alliance Bernstein Cap Fund, Inc., a Maryland corporation, having a principal place of business at 1345 Avenue of the Americas, New York, NY 10105, for itself and on behalf of its series Alliance Bernstein Multi-Manager Alternatives Strategies Fund and Alliance Bernstein Long/Short Multi-Manager Fund (the “Series”)(“Client”) and State Street Bank and Trust Company, a Massachusetts trust company, have a principal place of business at One Lincoln Street, Boston, MA 02111 (“State Street”; and together with Client, the “Parties”, and each, individually, a “Party”).

1. Services.

State Street shall perform the services described in one or more service schedules (the “Service Schedule(s)”) attached to this Agreement under Schedule A. The services to be performed by State Street pursuant to the Service Schedule(s) are referred to as the “Services”. State Street is authorized to delegate some or all of the services to one or several Affiliates (“Affiliate” being any person or entity who, directly or indirectly, either controls, is controlled by or is under common control with, State Street as well as any agent of such Affiliate). If there is a conflict between a Service Schedule (including any related attachments) and any other part of this Agreement, this Agreement will control. Each Service Schedule is separate from each other Service Schedule, and no Service Schedule modifies any other Service Schedule unless otherwise expressly agreed in writing between the Parties. Each Service Schedule shall reference this Agreement and be executed by each of the Parties.

2. Fees.

Client shall pay State Street the fees and expenses as set forth in the Service Schedule relating to the applicable Service.

3. Client Acknowledgments.

Client expressly acknowledges that the Services are provided for informational purposes only, and that, except as otherwise expressly provided herein, State Street has no liability to Client in connection with the Services, the Materials (as defined below) or this Agreement except for its failure to exercise reasonable care in the performance of its duties hereunder and for loss arising from its negligence or wilful misconduct. Client further acknowledges the matters set forth below.

(a) The Services depend, directly or indirectly, on: (i) information concerning or relevant to Client or its customers, accounts or investors that is provided by Client or a third party at Client’s request or direction (e.g., advisors, suppliers and agents of Client) (the “Client Data”); (ii) data generated or aggregated by State Street (“State Street Data”); and (iii) data provided by third party sources (e.g. market or index data) that is not Client Data or State Street Data (“Third Party Data”). Client Data, State Street Data and Third

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Party Data are collectively referred to as “Data”. Data used, directly or indirectly, in connection with the Services may not be available or may contain errors or omissions, and the Services may not be complete, accurate or without errors or omissions. As a result, State Street does not guarantee and has no responsibility for the accuracy, reliability or completeness of any Client Data or Third Party Data used in connection with the Services, and State Street may rely on Data in all respects without independent verification.

(b) Client is responsible for ensuring that State Street has all necessary rights required to use Client Data in connection with the performance of the Services in accordance with this Agreement, and Client Data is provided to State Street without restriction on its use or disclosure with respect to the Services.

(c) The Services rely on assumptions, judgments, historical market data, tests, calculations and similar information, which may be uncertain and may not be indicative or predictive of future market performance or activities. Client is solely responsible for, and State Street has no liability with respect to, the use in the Services of any such assumptions, judgments, historical market data, tests, calculations and similar information.

(d) The Materials are not audited financial statements, and do not otherwise constitute audited accounts, and should not be relied on as such. Quotes of securities prices or securities valuations used in the Services may not represent prices that would be realized in an actual transaction of such securities.

(e) State Street is not acting as an agent, representative or fiduciary of Client under this Agreement, and State Street is not providing any recommendation or advice to Client as part of the Services.

4. Limitation of Liability; Warranty; and Indemnification.

(a) The Services and Materials are provided “AS IS”. Client is solely responsible for its use of the Services and the Materials, including any decisions or other actions taken (or not taken) in connection therewith or based thereon.

(b) None of State Street or its Affiliates, nor their respective officers, directors, employees, representatives or agents (collectively, including State Street, the “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise under this Agreement, except as otherwise expressly provided herein.

(c) The State Street Parties are not liable to Client, any of its affiliates, nor any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in, Client or its affiliates or any fund, pooled vehicle, security or other investment regarding which Client’s affiliates provide services or is otherwise associated or any Permitted Persons (collectively, including Client, the “Client Parties”), for any losses, damages, costs, expenses or any other matter arising out of or relating to the Services, the Materials or this Agreement, including any decisions or other actions taken (or not taken) by any Client Party or any third party in connection therewith, except for their failure to exercise reasonable care in the performance of their duties hereunder and for loss arising from their negligence or wilful misconduct.

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(d) In the absence of State Street Parties’ negligence or wilful misconduct or fraud, Client shall indemnify and hold the State Street Parties harmless from and against any and all losses, damages, liabilities, actions, suits, claims, costs and expenses, including reasonable legal fees and costs of investigation (each, a “Claim”) suffered or incurred by such State Street Party arising out of or relating to the Services, the Materials or this Agreement, including any decisions or other actions taken (or not taken) by any Client Party, or any third party, in connection therewith, including Client’s, or any Client Party’s or other third party’s, use of the Services, or Client’s, any Client Party’s or other third party’s use or redistribution of the Materials

(e) In the event any State Street Party is held liable for any reason as to any Service, the Materials or this Agreement, the aggregate of such liability shall be limited to the direct damages suffered by Client not to exceed the aggregate amount of fees paid by Client to State Street for the relevant Service for the 12 months preceding the occurrence of the first event giving rise to any such direct damages.

(f) Neither Party shall be liable to the other Party or any third party for losses, damages, costs or expenses resulting from (i) any acts of God, fires, floods, or other disturbances of nature, epidemics, strikes, riots, nationalization, expropriation, terrorism or insurrection, or (ii) other happenings or events beyond the reasonable control of the Party affected.

(g) In no event shall a Party be liable to the other Party or any third party for any indirect, special or consequential loss or damage, howsoever arising in connection with the Services, the Materials or this Agreement.

5. Termination of Agreement.

(a) The term of this Agreement begins on the Effective Date and continues until terminated by either Party upon ninety (90) days’ prior written notice to the other Party; provided, however, this Agreement shall continue in effect until the Services being performed by State Street have been terminated under the applicable Service Schedule(s) in accordance with their terms. The Services and related Service Schedule(s) are terminable pursuant to the applicable Service Schedule.

(b) In addition, State Street may, upon ninety (90) days’ prior written notice to Client, terminate or modify any portion of the Services and the related Service Schedule(s) if a third party provider of Data or services to State Street used by State Street to perform the Services terminates or modifies State Street’s right to receive or use such Data or services. Client may terminate the relevant Services and, as applicable, the related Service Schedule(s), by written notice to State Street following any such termination or modification by State Street, provided, however, that Client shall remain liable for any fees and expenses owed or payable with respect to the Services rendered prior to such termination or modification of the Services or related Service Schedule(s) by State Street.

(c) Sections 3, 4, 5, 6, 8, 9 and 10 shall survive termination of this Agreement.

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6. Rights of Use; Proprietary Rights and Confidentiality.

(a) Client may use the Services and any reports, charts, graphs, data, analyses and other results generated by State Street in connection with the Services and provided by State Street to Client (the “Materials”) for the business purpose for which the applicable Service (the “Purpose”) is contemplated. Client may also redistribute the Materials, or an excerpted portion thereof, only to its investment managers, investment advisers, agents (including external auditors and legal advisors), clients, investors or participants, or supervisory authorities, as applicable, that have a reasonable interest in the Materials in connection with the Purpose (each a “Permitted Person”) or as otherwise required by law; provided, however, Third Party Data contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials, or any excepted portion thereof, that are provided to the Permitted Person by Client.

(b) Other than the use and redistribution rights expressly set forth in clause (a) above, Client may not otherwise use, disclose, copy, modify, change, decompile or disassemble, or otherwise create derivative works or other services based upon all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein) or, sell, license, sublicense, lease, rent, transmit, publish or redistribute to any person or third party, or disclose, permit access to, or transfer to any third party, all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein).

(c) Client acknowledges and agrees that the Services, the Materials and the Proprietary Information (as defined below), other than Third Party Data, are the sole property of State Street, and acknowledges and agrees that Third Party Data used in the Services and Materials is the property of the provider thereof (or another third party) and such Third Party Data is subject to licensing arrangements between such data provider and State Street or Client, as applicable. Client has no rights or interests with respect to all or any part of the Services, the Materials or the Proprietary Information, other than its use and redistribution rights expressly set forth in clause (a). Client automatically and irrevocably assigns to State Street any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the Proprietary Information.

(d) Client acknowledges and agrees that the Services, the Materials and the Proprietary Information constitute confidential and non-public information of State Street, and Client shall treat the Services, the Materials and the Proprietary Information as confidential in all respects, subject only to the limited use and redistribution rights expressly set forth in clause (a). Promptly following termination of this Agreement, Client shall return or destroy the Services, Materials and Proprietary Information.

(e) Client acknowledges and agrees that any unauthorized use or disclosure of all or any part of the Services, the Materials or the Proprietary Information may cause immediate and irreparable harm to State Street for which money damages may not adequately compensate State Street, and State Street shall be entitled, in addition to any other rights it may have, to seek immediate injunctive relief from any court or tribunal with authority to grant such relief.

(f) For purposes of this Section 6, “Proprietary Information” means the non-public information disclosed to, made available to or learned by Client in connection with the Services and Materials, and Proprietary Information includes, without limitation, any technology, know-how, models, trade secrets, other business information, State Street Data or Third Party Data embodied or reflected in the Services or Materials.

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(g) Notwithstanding anything to the contrary contained herein, State Street may use information received from Client (including Client Data) in order to aggregate it with data from other clients and provide the resulting aggregated data and related information to clients provided that in doing so no data will be identifiable as that of any particular client and no client identity will be revealed. Except as otherwise stated herein, State Street agrees that the confidentiality obligations set forth in Section 18.12 of the Master Custody Agreement between the Parties with respect to the Series apply to the Services herein.

(h) Client shall cause, as a condition to its use of the Services or the Materials, each permitted User to agree to and comply with the use, ownership and confidentiality set forth in each of the foregoing provisions of this Section 6. Client is responsible to State Street for any breach of this Section 6 by a Permitted User and is further responsible to State Street for any unauthorized use or disclosure of the Services or Materials.

(i) This Agreement and any amendment, modification, or supplement to it may be filed as an exhibit to Registration Statements filed with the Securities and Exchange Commission with respect to the Series. In such case Client will provide reasonable advance notice to State Street and the Parties shall act reasonably in seeking to limit the amount of information included in any such filing to the minimal amount necessary.

7. Data-sharing and Data-protection.

Within the scope of fulfilling its obligations and duties, State Street utilizes services of the Affiliates or other companies (e.g. within the scope of cross-border data processing). For this reason it is necessary to transfer Client-related data and information to the Affiliates or other companies (who may be based in different countries); upon transfer, this data and information shall become accessible to these companies and their employees. The Client herewith grants its consent to the transfer of the data and information to the aforementioned companies.

State Street shall cause any Affiliate to which it has disclosed information pursuant to this to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

8. Non-Exclusivity.

Client acknowledges that (1) State Street (including each of its affiliates) shall in no way be restricted from furnishing services similar to the Services, or any other investment management, risk management or other advisory or financial services, to others by virtue of this Agreement or its provision of the Services to Client, and (2) that State Street, its affiliates, and any officer, director, stockholder, employee, or any member of their families, may have an interest in securities with respect to which Services are performed under this Agreement.

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9. Independent Contractor.

State Street is an independent contractor and is not an agent or employee of Client. State Street has no authority to bind Client by contract or otherwise without Client’s prior written authorization.

10. Miscellaneous.

(a) Any notice or other instrument authorized or required by this Agreement to be given in writing to Client or State Street shall be sufficiently given if addressed to that Party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To Client:

Alliance Bernstein Cap Fund, Inc.

1345 Avenue of the Americas

New York, NY 10105

Attention : Joseph Mantineo

Phone : 914-259-7740

Email : joe.mantineo@alliancebernstein.com

To State Street:

State Street Bank and Trust Company

State Street Investment Analytics

One Lincoln Street

Boston, MA 02111

Attention: Donald H. Marden, Jr.

Phone: 617-664-9090

dhmarden@statestreet.com

State Street Bank and Trust Company

State Street Investment Analytics

One Lincoln Street

Boston, MA 02111

Attention: Ash Tahbazian

Phone: 647-775-5983

atahbazian@statestreet.com

and

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

Attention: SSIA – Legal Notice

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(b) This Agreement shall extend to and shall be binding upon the Parties and their respective successors and assigns; provided, however, that, except in the case of an assignment by State Street to one of its affiliates, this Agreement shall not be assignable by a Party without the written consent of the other Party.

(c) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

(d) The Parties agree that any action or proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from this agreement, any breach hereof, or any transaction covered hereby, shall be submitted to the jurisdiction of the courts of the Commonwealth of Massachusetts.

(e) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

(f) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. As used in this Agreement, the phrase “including” means “including, without limitation”.

(g) If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(h) This Agreement is not intended to and shall not convey any rights to persons not a party to this Agreement.

(i) Neither Party shall use the name of the other Party or any of its respective affiliates in any prospectus, sales literature or other material in a manner not approved by the relevant Party prior thereto in writing.

(j) This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Parties. Any provision hereof may be waived but only in writing signed by the Party against whom such waiver is sought to be enforced. Service Schedules and fee schedules may be amended by the parties from time to time by mutual agreement or understanding. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights and remedies provided by law.

(k) This Agreement and the Service Schedule(s) constitute the entire agreement between Client and State Street with respect to the Services and supersede all prior agreements, negotiations and proposals between the Parties, written or oral, with respect to the Services.

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In witness whereof, the Parties have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

Alliance Bernstein Cap Fund, Inc. (“CLIENT”)	STATE STREET BANK AND TRUST COMPANY

Signed on its behalf:	Signed on its behalf:

By:	By:
(Authorized Signatory)	(Authorized Signatory)

Name:	Name: Ash Tahbazian

Title:	Title: Senior Vice President

State Street Bank and Trust Company State Street Investment Analytics One Lincoln Street Boston, MA 02111

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